EXHIBIT 99.1

Bavan Holloway Joins the Board of Directors of TPI Composites, Inc.

SCOTTSDALE, Ariz., Sept. 08, 2020 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that Bavan Holloway has joined its board of directors, effective September 8, 2020. Ms. Holloway also will serve on the Audit Committee of the Board. Ms. Holloway brings over 30 years of broad finance and audit experience in complex and highly regulated global business environments.

“We are excited to have Bavan join our board,” said Steven Lockard, TPI’s Chairman of the Board. “We will greatly benefit from Bavan’s deep audit and global finance experience to help support our strategy of diversified, profitable global growth.”

From August 2010 to April 2020, Ms. Holloway served as Vice President of Corporate Audit for The Boeing Company (Boeing). Ms. Holloway also served in various senior finance roles for Boeing from May 2002 to August 2010. Prior to joining Boeing, Ms. Holloway worked for KPMG, LLP as a partner and in other roles primarily serving investment services, broker dealer and financial clients. Ms. Holloway holds a B.S. degree in Administration from the University of Tulsa and a M.S. degree in Financial Markets and Trading from the Illinois Institute of Technology.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Investor Contact:
investors@tpicomposites.com
480-315-8742